Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2019
SECOND QUARTER ENDED AUGUST 4, 2018

Consolidated Results

Second Quarter

Sales

Second quarter net sales increased 6% to $654 million in Fiscal 2019 compared to $617 million in Fiscal 2018. The sales increase includes approximately $21 million due to the move of a strong week of back-to-school sales from the third quarter last year to the second quarter this year related to the 53-week calendar shift. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	2nd Qtr	2nd Qtr
Same Store and Comparable Direct Sales:	FY19	FY18
Journeys Group	10%	1%
Schuh Group	(7)%	3%
Lids Sports Group	(5)%	(2)%
Johnston & Murphy Group	8%	(1)%
Total Genesco	3%	0%

Same-Store Sales	2%	(2)%
Comparable Direct Sales	7%	30%

Gross Margin

Second quarter gross margin was 49.2% this year compared with 49.7% last year, reflecting decreased margins due primarily to increased markdowns for Journeys Group, Schuh Group and Johnston & Murphy Group, partially offset by increased margins at Lids Sports Group and Licensed Brands.

SG&A

Selling and administrative expense for the second quarter this year was 48.8% compared to 50.0% of sales last year. The decrease in expenses as a percentage of sales reflects primarily decreased occupancy and selling salary expenses as a percentage of sales at Journeys Group and decreased marketing expense as a percentage of sales at Johnston & Murphy Group, offset partially by increased occupancy and selling salary expenses as a percentage of sales at Schuh Group and Lids Sports Group as a result of their negative comparable sales for the quarter. The increased marketing expenses for the quarter reflects the impact of the new revenue recognition standard under U.S GAAP, which resulted in the recognition of $2.5 million of direct-mail marketing costs that previously would have been deferred. SG&A expense would have leveraged another 90 basis points not including higher expense from bonus in better performing businesses plus these catalog costs. Included in last year’s expenses were $0.3 million of transition expenses associated with the

Exhibit 99.2

acquisition of Little Burgundy. Excluding these transition expenses, SG&A expense as a percentage of sales still decreased to 48.8% compared to 50.0% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Asset Impairment and Other Items
The asset impairment and other charge of $1.0 million for the second quarter of Fiscal 2019 includes $0.9 million for asset impairments and $0.6 million for legal and other matters, partially offset by a $0.5 million gain related to Hurricane Maria. The previous year’s second quarter had asset impairments of $0.1 million. The asset impairment and other charges and last year’s transition expenses associated with the acquisition of Little Burgundy mentioned above are referred to as “Excluded Items” in the discussion below.

Operating Earnings (Loss)

Operating earnings for the second quarter were $1.4 million this year compared with an operating loss of $(2.0) million last year. Adjusted for the Excluded Items in both periods, operating earnings for the second quarter this year were $2.4 million, compared with a loss of $(1.6) million last year. Adjusted operating margin was 0.4% of sales in the second quarter of Fiscal 2019 and (0.3%) last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the second quarter decreased 12% to $1.1 million compared to $1.2 million last year resulting from decreased average revolver borrowings in the second quarter this year.

Pretax Earnings (Loss)
Pretax earnings for the quarter were $0.3 million in Fiscal 2019 compared to a pretax loss of $(3.3) million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $1.3 million in Fiscal 2019 compared to a pretax loss of $(2.9) million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 35.5% in Fiscal 2019 compared to (18.9%) last year. Included in taxes for the quarter was the impact of ASU 2016-09 related to the vesting of equity grants resulting in $0.5 million of additional tax expense in the second quarter this year compared to $2.2 million in the second quarter last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items in both years and the additional tax expense related to equity grants, was 37.6% in Fiscal 2019 compared to 31.9% last year. The higher adjusted tax rate for this year reflects the inability to recognize a tax benefit for certain overseas losses, partially offset by a lower U.S. federal income tax rate following the passage of the Tax Cut and Jobs Act in December 2017. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Exhibit 99.2

Earnings (Loss) From Continuing Operations After Taxes

Earnings from continuing operations were $0.2 million, or $0.01 per diluted share, in the second quarter of Fiscal 2019, compared to a loss of $(3.9) million, or $(0.20) per diluted share, in the second quarter last year. Adjusted for the Excluded Items in both periods and using the adjusted tax rates, the second quarter earnings from continuing operations were $0.8 million, or $0.04 per diluted share in Fiscal 2019, compared with a loss from continuing operations of $(2.0) million, or $(0.10) per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Segment Results

Journeys Group

Journeys Group’s sales for the quarter increased 17.8% to $305 million from $259 million last year including approximately $20 million due to the shift of the strong back-to-school week into the second quarter because Fiscal 2018 was a 53-week year. The average number of stores operated decreased 2% during the quarter compared to last year. Combined comparable sales increased 10% for the second quarter of Fiscal 2019 compared with 1% last year.

Gross margin for the Journeys Group decreased 90 basis points due primarily to increased markdowns in part because of the 53-week timing shift to one week later for the quarter end. The Journeys Group’s adjusted SG&A expense decreased 410 basis points as a percent of sales for the quarter, reflecting leverage of occupancy related costs, selling salaries and depreciation, partially offset by increased bonus and catalog costs. The increase in catalog costs for the quarter reflects the impact of the new revenue recognition standard, which resulted in the recognition of $2.9 million of direct-mail marketing costs that previously would have been deferred.

The Journeys Group’s adjusted operating earnings for the second quarter of Fiscal 2019 was $7.7 million, or 2.5% of sales, compared to a loss of $(1.9) million, or (0.7%) of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Schuh Group
Schuh Group’s sales for the quarter increased 0.5% to $98.2 million, compared to $97.6 million last year. Schuh Group sales increased $2.9 million due to increases in exchange rates during the second quarter this year compared to the same period last year and the Group’s average number of stores operated increased 5% during the quarter compared to last year. Excluding the impact of exchange rates, Schuh Group sales would have decreased 2% for the second quarter this year. Total comparable sales decreased 7% compared to a 3% increase in comparable sales last year.

Gross margin for Schuh Group decreased 110 basis points in the quarter due primarily to increased promotional activity. Schuh Group’s SG&A expense increased 240 basis points reflecting the inability to leverage expenses due to the negative comparable sales for the quarter.

Schuh Group’s operating earnings for the second quarter of Fiscal 2019 were $1.1 million, or 1.1% of sales compared with $4.5 million, or 4.6% of sales last year.

Exhibit 99.2

Lids Sports Group

Lids Sports Group’s sales for the second quarter decreased 7.4% to $167 million from $180 million last year, reflecting negative comparable sales and a 5% decrease in the Group’s average number of stores operated during the quarter when compared to last year. Comparable sales, including both same store and comparable direct sales, decreased 5% this year compared to a 2% decrease last year.

The Group’s gross margin as a percent of sales increased 60 basis points reflecting decreased freight costs and decreased promotional activity, partially offset by slightly increased shipping and warehouse expense. SG&A expense as a percent of sales increased 160 basis points, reflecting the inability to leverage expenses due to the negative comparable sales for the quarter, particularly selling salaries, compensation, depreciation and marketing expenses, partially offset by decreased professional fees, reflecting the implementation of software as a service last year, and credit card expenses.

The Group’s second quarter operating earnings for Fiscal 2019 were $1.2 million, or 0.7% of sales, compared to $3.0 million, or 1.7% of sales, last year.

Johnston & Murphy Group

Johnston & Murphy Group’s second quarter sales increased 5.5% to $68 million, compared to $65 million in the second quarter last year. Combined comparable sales increased 8% for the second quarter of Fiscal 2019 compared to a 1% decrease last year. The Group’s average number of stores operated increased 2% for the quarter. Johnston & Murphy wholesale sales were flat for the quarter. In addition, the Group’s sales decreased approximately $1 million due to the shift of a week into the second quarter due to the 53-week calendar shift.

Johnston & Murphy Group’s gross margin decreased 170 basis points in the quarter due primarily to markdowns in the wholesale business as a result of clearing some pockets of slow-moving inventory. SG&A expense as a percentage of sales decreased 70 basis points due to decreased marketing, compensation and rent expense, partially offset by increased bonus expense. The decreased catalog costs reflects the impact of the new revenue recognition standard, which resulted in a decrease of $0.4 million in direct-mail marketing costs.

The Group’s operating earnings for the second quarter of Fiscal 2019 was $0.9 million or 1.4% of sales, compared to $1.5 million, or 2.4% of sales last year.

Licensed Brands

Licensed Brands’ sales increased 4.3% to $15.3 million in the second quarter of Fiscal 2019, compared to $14.7 million in the second quarter last year, reflecting primarily increased sales under a small footwear license, partially offset by decreased sales of Dockers Footwear.

Licensed Brands’ gross margin was up 440 basis points due to higher initial margins, reflecting better margins on closeout sales and decreased margin assistance.

SG&A expense as a percentage of sales decreased 10 basis points due to decreased royalty and compensation expenses, mostly offset by increased bonus, freight and other expenses.

The operating loss for the second quarter of Fiscal 2019 was $(0.4) million or (2.6%) of sales, compared to $(1.1) million, or (7.2%) of sales, last year.

Exhibit 99.2

Corporate

Corporate expenses were $9.1 million or 1.4% of sales for the second quarter of Fiscal 2019, compared to $7.9 million or 1.3% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.0 million this year compared to $7.8 million last year, reflecting increased professional fees and other income, partially offset by decreased bank fees. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet
Cash

Cash at the end of the second quarter was $50 million compared with $44 million last year. We ended the quarter with $22 million in U.K. debt, compared with $29 million in U.K. debt last year. Domestic revolver borrowings were $61 million at the end of the second quarter this year compared to $162 million for the second quarter last year. The domestic revolver borrowings included $14 million related to Genesco (UK) Limited and $44 million related to GCO Canada, with $3 million in U.S. dollar borrowings at the end of the second quarter of Fiscal 2019.

We did not repurchase any shares in the second quarter of Fiscal 2019 for Fiscal 2018. As of the end of the second quarter of Fiscal 2019, we still have about $24 million remaining under the most recent buyback authorization.

Inventory

Inventories decreased 9% in the second quarter of Fiscal 2019 on a year-over-year basis. Retail inventory per square foot decreased 7%.

Exhibit 99.2

Capital Expenditures and Store Count
For the second quarter, capital expenditures were $12 million and depreciation and amortization was $19 million. During the quarter, we opened 8 new stores and closed 31 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,540 stores compared with 2,621 stores at the end of the second quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis, both including and excluding the Macy’s locations. The store count as of August 4, 2018 included:

Lids stores (including 113 stores in Canada)	835
Lids Locker Room Stores (including 29 stores in Canada)	157
Lids Clubhouse stores	16
Journeys stores (including 46 stores in Canada)	935
Little Burgundy	39
Journeys Kidz stores	241
Schuh Stores	135
Johnston & Murphy Stores and Factory stores (including 8 stores in Canada)	182

Total Stores	2,540

Locker Room by Lids in Macy’s stores	117
Total Stores and Macy’s Locations	2,657

Exhibit 99.2

For Fiscal 2019, we are forecasting capital expenditures of approximately $60-$65 million and depreciation and amortization of about $77 million. Projected square footage is expected to decrease approximately 1% for Fiscal 2019. Our current store openings and closing plans by chain are as follows:

Actual Jan 2018		Projected New	Projected Closings	Projected Jan 2019

Journeys Group	1,220	21	(28)	1,213
Journeys stores (U.S.)	893	10	(21)	882
Journeys stores (Canada)	46	0	0	46
Little Burgundy	39	3	(1)	41
Journeys Kidz stores	242	8	(6)	244

Johnston & Murphy Group	181	4	0	185

Schuh Group	134	7	(5)	136

Lids Sports Group	1,159	19	(73)	1,105
Lids hat stores (U.S.)	739	9	(36)	712
Lids hat stores (Canada)	114	3	(7)	110
Locker Room stores (U.S.)	134	1	(14)	121
Locker Room stores (Canada)	29	0	(2)	27
Clubhouse stores	21	0	(5)	16
Locker Room by Lids (Macy’s)	122	6	(9)	119

Total Stores	2,694	51	(106)	2,639

Comparable Sales Assumptions in Fiscal 2019 Guidance
Our guidance for Fiscal 2019 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Actual	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY19
Journeys Group	6%	10%	6 - 10%	1 - 4%	5 - 7%
Lids Sports Group	(7)%	(5)%	(3) - 1%	(1) - 4%	(4) - (1)%
Schuh Group	(13)%	(7)%	(7) - (5)%	(6) - (4)%	(8) - (7)%
Johnston & Murphy Group	7%	8%	4 - 5%	2 - 4%	5 - 6%
Total Genesco	(1)%	3%	2 - 5%	0 - 3%	1 - 3%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements
This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to complete the sale of the Lids Sports Group business on acceptable terms and the timing of any sale transaction; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; costs associated with wage pressure associated with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; risks related to the potential for terrorist events, especially in malls and shopping districts; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the NBA finals, Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases for existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company's ability to execute its cost-reduction initiatives and to achieve acceptable levels of expense in a changing retail environment; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to

Exhibit 99.2

reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.